Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of The TJX Companies, Inc. of our report dated March 27, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in The TJX Companies, Inc.’s Annual Report on Form 10-K for the year ended February 1, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 30, 2020